UNITED STATES
SECURITIES AND EXCHANGE COMMSSION
Washington, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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☐	Soliciting Material Pursuant to §240.14a-12

ROMA FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders:

On behalf of the Board of Directors and management of Roma Financial Corporation (the “Company”), I cordially invite you to attend our Annual Meeting of Stockholders (the “Meeting”) to be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 18, 2012, at 10:00 a.m. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Meeting.

You will be asked to (i) elect the Board’s four nominees for director, and, (ii) to ratify the appointment of ParenteBeard LLC as our independent auditors for the fiscal year ending December 31, 2012. The Company’s Board of Directors has determined that the matters to be considered at the Meeting are in the best interests of the Company and its stockholders. The Company recommends a vote “FOR” each matter to be considered.

Even if you plan to attend the meeting, please sign, date and return the proxy card in the enclosed envelope immediately. This will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend the Meeting.

Sincerely,

Peter A. Inverso President and Chief Executive Officer

ROMA FINANCIAL CORPORATION
2300 ROUTE 33
ROBBINSVILLE, NEW JERSEY 08691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 18, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Roma Financial Corporation (the “Company”) will be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 18, 2012, at 10:00 a.m. The Meeting is for the purpose of considering and acting upon the following matters:

1.	To elect four directors; and,

2.	To ratify the appointment of ParenteBeard LLC as our independent auditors for the fiscal year ending December 31, 2012.

The transaction of such other business as may properly come before the Meeting, or any adjournments thereof, may also be acted upon. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Meeting, described in the Proxy Statement, are in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on February 29, 2012 as the record date for determination of the stockholders entitled to vote at the Meeting and any adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. You may revoke your proxy by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. If you are present at the Meeting, you may revoke your proxy and vote in person on each matter brought before the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Emma A. Cartier Corporate Secretary
Robbinsville, New Jersey
March 14, 2012

Important Notice Regarding Internet
Availability of Proxy Materials
For the Stockholder Meeting to be
Held on April 18, 2012

The Proxy Statement and Annual Report to
Stockholders are available at
www.cfpproxy.com/6027

PROXY STATEMENT
OF
ROMA FINANCIAL CORPORATION
2300 ROUTE 33
ROBBINSVILLE, NEW JERSEY 08691

ANNUAL MEETING OF STOCKHOLDERS
APRIL 18, 2012

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Roma Financial Corporation (the “Company”) to be used at the Annual Meeting of Stockholders of the Company which will be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 18, 2012, at 10:00 a.m. (the “Meeting”). The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about March 14, 2012.

At the Meeting, stockholders will consider and vote upon (i) the election of four directors of the Company; and, (ii) the ratification of the appointment of ParenteBeard LLC (“ParenteBeard”) as the Company’s independent auditor for the fiscal year ending December 31, 2012. At the time this Proxy Statement is being mailed, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. If any other business may properly come before the Meeting or any adjournment thereof, proxies given to the Board of Directors will be voted by its members in accordance with their best judgment.

The Company is the parent company of Roma Bank (the “Bank”) and the majority shareholder in RomAsia Bank. The Company is the majority-owned subsidiary of Roma Financial Corporation, MHC, a federally-chartered mutual holding company. Since Roma Financial Corporation, MHC owns approximately 74.5% of the Company’s outstanding common stock, the votes cast by Roma Financial Corporation, MHC will be determinative with respect to votes cast on each matter.

VOTING AND REVOCABILITY OF PROXIES

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person.

Proxies solicited by the Board of Directors will be voted as specified thereon. The Board of Directors recommends a vote “FOR” each matter to be considered.  The proxy confers discretionary authority on the persons named thereon to vote with respect to the election of any person as a director where the nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON APRIL 18, 2012

The Proxy Statement and Annual Report on Form 10-K are available at www.cfpproxy.com/6027.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on February 29, 2012 (the “Record Date”), are entitled to one vote for each share of the common stock of the Company, par value $0.10 per share (the “Common Stock”), then held. As of the Record Date, the Company had 30,320,927 shares of Common Stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. With respect to any matter, broker non-votes (i.e., shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter) will be considered present for purposes of determining whether a quorum is present.

As to the election of directors (Proposal I), the proxy provided by the Board of Directors allows a stockholder to vote for the election of the nominees, or to withhold authority to vote for one or more of the nominees being proposed.  Under the Company’s bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for the nominees being proposed is withheld.

In voting to ratify the appointment of ParenteBeard LLC as our independent auditors (Proposal II), you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

Please note that if you own your shares of Common Stock in “street name,” under the New York Stock Exchange (“NYSE”) rules that guide how brokers vote your stock, your brokerage firm or other nominee may not vote your shares with respect to Proposal I without specific instructions from you as to how to vote as the election of directors is no longer considered “routine” under the NYSE rules.

The Company knows of no other matters at this time to be brought before the Meeting.

Voting of Shares by the Roma Bank Employee Stock Ownership Plan

As of the Record Date, the Roma Bank Employee Stock Ownership Plan (“ESOP”) held 811,750 shares. ESOP participants may direct the voting of shares allocated to their accounts under the ESOP. As of the Record Date for the Meeting, 269,608 shares have been allocated to participants under the ESOP. Allocated ESOP shares for which no voting instruction is received and unallocated ESOP shares are voted by the ESOP trustee as directed by the ESOP Plan Committee. Certain directors of the Company serve as the ESOP Plan Committee members. Pentegra Trust Company, a third party entity serves as ESOP Plan trustee. Prior to the Meeting, the ESOP Plan Committee will make its determination on the matters to be voted on in accordance with the committee’s fiduciary duty.

Your voting instructions will be received directly by the ESOP trustee, who will maintain the confidentiality of your personal voting instructions. You will receive with this Proxy Statement, a voting instruction form for your shares and a return envelope for that form addressed to the ESOP trustee. The ESOP trustee will certify the totals to the Company for the purpose of having those shares voted. It is anticipated that, subject to its fiduciary duty, the ESOP Plan Committee will direct the ESOP trustee to vote the ESOP shares which are unallocated as of the Record Date and all allocated shares under the ESOP for which no timely voting direction is received in favor of all of the Company’s proposals.

Voting of Shares by the Roma Bank 401(k) Savings Plan

If any of your shares are held in the name of the Roma Bank 401(k) Savings Plan (“401(k) Plan”), you will receive with this Proxy Statement a voting instruction form for those shares and a return envelope for that form addressed to the 401(k) Plan trustee. Pentegra Trust Company, a third party entity serves as 401(k) Plan trustee. You may instruct the 401(k) Plan trustee how to vote your shares. Your voting instructions will be received directly by the 401(k) Plan trustee, who will maintain the confidentiality of your personal voting instructions. The 401(k) Plan trustee will certify the totals to the Company for the purpose of having those shares voted.

Shares held in the 401(k) Plan for which no voting instruction is received will be voted by the 401(k) Plan trustee in the same proportion as those shares of Company stock for which instructions are timely received from all other 401(k) Plan participants. The Company’s Board of Directors acts as the 401(k) Plan Administrator.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the Record Date: (i) the ownership of persons and groups known by the Company to own in excess of 5%, (ii) and the ownership of all executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding

Roma Financial Corporation, MHC	22,584,995	(2)	74.5%
2300 Route 33
Robbinsville, New Jersey 08691

All directors, director nominee and executive officers of the Company as a group (13 persons)	592,321	(3)	1.9%
_______________
(1)
In accordance with Rule 13d-3 under the Exchange Act, for purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting and/or investment power with respect to such

Common Stock or has the right to acquire beneficial ownership of such shares within 60 days of the Record Date.
(2)	The Board of Directors of Roma Financial Corporation, MHC directs the voting of these shares. The Board of Directors of Roma Financial Corporation, MHC consists of the Company’s directors.
(3)	Includes 159,000 shares that may be purchased pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Charter requires that the Board of Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of eight members plus one vacancy.  Four directors will be elected at the Meeting, each to serve for a three-year term and until their successors have been elected and qualified.

Peter A. Inverso, Michele N. Siekerka, Esq., Alfred DeBlasio, and Thomas A. Bracken have been nominated by the Board of Directors to serve as directors, each for a three year term.  Mr. Bracken is not currently a member of the Board of Directors but has been nominated by the Nominating Committee to fill the vacancy created by the retirement of Mr. Perilli.  It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of the named nominees. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

The following table sets forth the names, ages, terms of, length of board service and the number of shares of Common Stock beneficially owned by the directors, the director nominee, and executive officers of the Company as of the Record Date. The aggregate beneficial ownership of such individuals totals 592,321 shares which represents 1.9% of the Common Stock outstanding. Individual ownership percentages are not shown in the table below because none exceeds 1%.

Name	Age	Year First Elected or Appointed (1)	Current Term Expires	Shares of Common Stock Beneficially Owned (2)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2015

Peter A. Inverso	73	1998	2012	166,099	(3)
Michele N. Siekerka	47	2005	2012	43,999	(4)
Alfred DeBlasio, Jr.	56	2008	2012	20,000
Thomas A. Bracken	64	N/A	N/A	N/A

DIRECTORS CONTINUING IN OFFICE

Robert C. Albanese	63	2009	2013	16,000
William J. Walsh, Jr.	56	2010	2013	8,290
Dennis M. Bone	60	2011	2014	7,500
Robert H. Rosen	69	2006	2014	42,700	(4)
Jeffrey P. Taylor	58	2010	2014	11,000

DIRECTOR EMERITUS

Maurice T. Perilli	93	N/A	N/A	141,245	(5)

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

C. Keith Pericoloso	48	N/A	N/A	43,376	(6)
Sharon L. Lamont	64	N/A	N/A	48,781	(6)
Barry J. Zadworny	67	N/A	N/A	43,331	(6)

_______________
(1)	Refers to the year the individual first became a director of the Company, or if prior to 2005, the year such individual first became a director of the Bank.
(2)
Beneficial ownership as of the Record Date. An individual is considered to beneficially own shares if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote, or to direct the voting of, the shares; or (2) investment power, which includes the power to dispose, or direct the disposition of, the shares.  Shares are also considered to be beneficially owned if the individual has the right to acquire such shares within 60 days of the Record Date.

(3)	Includes 69,600 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(4)	Includes 19,200 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(5)	Includes 54,000 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(6)	Includes 22,800 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.

Biographical Information

Set forth below is the business experience for the past five years of each of the director nominees continuing directors and executive officers of the Company and the Bank and the experience, qualifications, attributes or skills that caused the Nominating Committee and the Board to nominate the nominees for election to the Board in 2012, as well as, the experience, skills and attributes of the Continuing Directors that qualify them to serve on the Board of Directors.

Board Nominees

Peter A. Inverso, CPA has been president and chief executive officer of Roma Bank since 2000 and has served as president and chief executive officer of Roma Financial Corporation and Roma Financial Corporation, MHC since their incorporation in 2005. Mr. Inverso has been a director of Roma Bank since 1998. He served as a New Jersey state senator from 1992 to January 2008. Active in several civic and charitable organizations, Mr. Inverso is Past Chairman of the Board of Directors of the Robert Wood Johnson University Hospital Health Care Corp. Hamilton, New Jersey, a member of the Board of Trustees of Rider University and Catholic Charities Diocese of Trenton, a member of the New Jersey Joint Legislative Committee on Ethical Standards, Chairman of the Capital City Redevelopment Corporation, New Jersey Department of Banking and Insurance Advisory Board, and a past member of the Board of Governors of the New Jersey League of Community Bankers. Mr. Inverso is also Chairman of the Board of Directors of RomAsia Bank.  Mr. Inverso’s many years of service with Roma as well as his political background enhance the depth of the Board.

Michele N. Siekerka, Esq. is a licensed attorney and Assistant Commissioner of Water Resource Management with the New Jersey Department of Environmental Protection. From 2004 to 2010, she served as the president and chief executive officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic organizations, Ms. Siekerka is a member of, among other organizations, the Mercer County Community College Foundation, the Roma Bank Community Foundation, the YWCA of Trenton, and the RomAsia Bank Board. She is on the Regional Advisory Board for AAA Mid-Atlantic, and is a former member of the Robbinsville Township Board of Education. Ms. Siekerka became Chair of the Board in 2011. Ms. Siekerka’s legal and government affairs expertise and market knowledge are assets to the Board.

Alfred DeBlasio, Jr. was appointed a director of the Company and Roma Bank in October 2008.  He is President and Chief Executive Officer of General Sullivan Group, Inc., a distributor of industrial products located in Pennington, New Jersey.  Mr. DeBlasio serves on the board of the Mercer Regional Chamber of Commerce and he also serves as chairman of the Mercer County Chamber of Commerce’s Investment Committee along with various other Chamber committees.  Mr. DeBlasio is also Vice President of the West Trenton Italian American Club. Mr. DeBlasio brings to the Board business expertise, as well as, knowledge of the market in which the Company operates.

Thomas A. Bracken became the President and CEO of the New Jersey Chamber of Commerce in February of 2011. Mr. Bracken served as the President of TriState Capital Bank’s New Jersey operation, which served mid-market businesses in Pennsylvania, Ohio and New Jersey. Prior to that, he was President and CEO of Sun Bancorp, Inc. for six years. He also held executive positions with First Union Bank. Mr. Bracken serves as chairman of the Finance Committee of the Cancer Institute of New Jersey Foundation, chairman of the New Jersey Alliance for Action Foundation, and is a board member for Public Media NJ, the subsidiary of WNET that runs NJTV. He is a former chairman of the Economic Development Corporation of Trenton and the New Jersey Bankers Association. He is a graduate of Bucknell University. Mr. Bracken will bring many years of banking experience to the Board of Directors.

Directors Continuing In Office

Robert C. Albanese was appointed a director of the Company in June 2009.  He is the President and Chief Executive Officer of Pentegra Retirement Services, located in White Plains, New York.  Prior to becoming CEO, he served on Pentegra’s Board of Directors for over ten years.  Mr. Albanese served as Regional Director of the Northeast Region of the Office of Thrift Supervision from 1996 through 2007 and, prior to that, served in various other capacities with the Office of Thrift Supervision and its predecessor, The Federal Home Loan Bank Board.  He has also been involved in many civic activities, most prominently as past President and Treasurer of the Waldwick, NJ Jaycees.  Mr. Albanese brings many years of bank regulatory experience and knowledge of the financial services industry to the Board.

William J. Walsh, Jr. joined New Jersey American Water Company, the state’s largest investor owned water utility in May 2011 as Vice President Government Affairs.  He is responsible for leading the company’s strategic state, county and local government affairs program.  Mr. Walsh retired from Public

Service Enterprise Group (PSEG) in January 2011, with over 33 years experience in corporate responsibility, government and regulatory affairs and policy. Active in his community, Mr. Walsh is a member of the Board of Trustees of Robert Wood Johnson University Hospital Hamilton, and chairs the Finance and Human Resources Committee.  He also serves as a Trustee of the Hamilton Area YMCA and the Drumthwacket Foundation. He is a Lifetime member of Eta Kappa Nu-National Engineering Honor Society. He has also served as a trustee of such organizations as: The Home Port Alliance for the Battleship New Jersey; Co-Chair of the New Jersey Steering Committee of the Washington Center for Internships and Academic Seminars; United Way of Essex/ West Hudson; and, was an initial incorporator of New Jersey After 3. Mr. Walsh’s extensive public and regulatory affairs experience are assets to the Board.

Dennis M. Bone is President of Verizon New Jersey. Mr. Bone has over 32 years experience with Verizon and is responsible for all of Verizon’s corporate interests in New Jersey. Active in his community, Mr. Bone is on the Board of Trustees of the New Jersey Institute of Technology, the Newark Alliance, the Liberty Science Center, the New Jersey Center for Teaching and Learning, the New Jersey State Chamber of Commerce, and Public Media New Jersey.  Mr. Bone also serves on the Board of Directors of the New Jersey Performing Arts Center, and the New Jersey Utilities Association.  In addition, Mr. Bone is Chairman of the New Jersey State Employment and Training Commission, and Chairman of Choose New Jersey. Mr. Bone’s experience brings a larger corporation perspective to the Board, coupled with his extensive community involvement.

Robert H. Rosen, CPA has been a certified public accountant with the firm of Klatzkin and Company in Hamilton, New Jersey for forty-four years and served as managing partner for six years. As a CPA, Mr. Rosen advises his clients on various tax and financial matters. He chairs Roma Financial Corporation’s Audit Committee and is a business referral source. Mr. Rosen is a member of the New Jersey Society of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is past president of the Mercer County Chapter of the NJSCPA and a past president of the Mercer County Estate Planning Council. He is also an active member of the Hamilton Chapter of the Mercer Regional Chamber of Commerce, chairs the Youth Aid Panel of Lower Makefield Township, Pennsylvania, and has been a Big Brother for over ten years. Mr. Rosen’s accounting and tax expertise have been invaluable to the Board.

Jeffrey P. Taylor was appointed a director of the Company and Roma Bank in August 2010. He is a licensed professional Engineer and Professional Planner in the State of New Jersey.  He has been employed by the Engineering Department of the Township of Burlington since 2008. From 2005 to 2008, Mr. Taylor served as City Engineer/Director in the City of Burlington.  From 1997 to 2005, Mr. Taylor was President of Environmental Resolutions, Inc. an environmental engineering firm in Mount Laurel, New Jersey.  Active in his community, Mr. Taylor is a member of the Burlington Township Green Team, the River Route Advisory Committee and is a Trustee and Treasurer of the Burlington County Historical Society.  He is also a council member of Proprietors of West New Jersey. Mr. Taylor was a former Board member of Sterling Banks, Inc. Mr. Taylor’s experience as a small business owner and borrower, together with his engineering background, and 21 years of bank director experience, bring valuable skill sets to the Board.

Named Executive Officers Who Are Not Directors

C. Keith Pericoloso currently serves as Executive Vice President, a position to which he was appointed in October 2009.  Mr. Pericoloso joined the Bank in 1981 and previously served as Senior Vice President and Chief Operating Officer. Mr. Pericoloso is responsible for the Bank’s daily operations, general bank development and expansion. Mr. Pericoloso serves on many bank committees and is involved in various community organizations, including the Italian American Festival. He serves as a

Board member of the Mercer Regional County Chamber of Commerce and the George Pellettiere Memorial Home.

Sharon L. Lamont, CPA was appointed as Chief Financial Officer in April 2006. She served as a director of Roma Bank from 1993 until her appointment as an officer, on which date she resigned her position as a director. She was previously the sole owner of Sharon Lamont & Associates, a certified public accounting firm which she founded in 2001. From 1988 to 2001, Ms. Lamont was a partner with Schaeffer, Lamont & Associates, a certified public accounting firm. Her civic activities include serving as a Director of the Robert Wood Johnson University Hospital Hamilton, and ARC Mercer. She previously served as a board member of the Hamilton Area YMCA, and as a council member of the American Institute of Certified Public Accountants. Ms. Lamont is also a past president of the New Jersey Society of Certified Public Accountants.

Barry J. Zadworny has been Senior Vice President of Policy and Compliance since 1989.  Mr. Zadworny serves as chairman of the Community Reinvestment Act committee, and is a member of the Internal Loan Review Committee, the Bank Secrecy Act Committee, the Disaster Recovery Planning Committee and the Safeguarding of Customer Information Committee of Roma Bank. He is also a member of the CRA, Compliance and Legislative Committees of the New Jersey Bankers Association, and the Independent Community Bankers of America. An ordained deacon in the Catholic Church, Mr. Zadworny was appointed by the Bishop of Trenton to the Council of Deacons, and served a two year term as the president of the Council.  He also serves as an Annulment Advocate for the Diocesan Tribunal of the Diocese of Trenton.  He is also a member of the Mercer County Advisory Board of Catholic Charities.

Director Emeritus

Maurice T. Perilli was elected to the Board of Directors of Roma Bank in 1970 after serving as president and board member of Sanhican Savings and Loan. He was appointed executive vice president of the Bank in 1979, and 1st executive vice president in 2009. In 1991, Mr. Perilli was elected Chairman of the Board of Roma Bank. Mr. Perilli retired as Chairman and as a director on June 30, 2011. Prior to joining the Bank full-time in 1977, Mr. Perilli was president and owner of two newspaper publishing companies for over 40 years. Active in his community, Mr. Perilli is a past Chairman of the Board of the Robert Wood Johnson University Hospital Hamilton, and a trustee since 1970. He also serves as a director of Thomas Edison State College Foundation, Mercer County 200 Club, and Crime Stoppers. He is a member of the Hamilton Elks Lodge, a Gold Life Member in the Fraternal Order of Police and Silver Life Member of the New Jersey State P.B.A. He is director emeritus of the Hamilton Area YMCA, and a former member of the Hamilton Township Redevelopment Authority and Mercer County Ethics Board.  Among his many awards is the Hamilton Township Entrepreneur Award.  Mr. Perilli was awarded an Honorary Degree of Doctor of Humane Letters from Thomas Edison State College in 2001 and an Honorary Doctor of Laws degree from Rider University in 2002.  Mr. Perilli’s many years of financial services experience with Roma Bank and prior thereto, as well as, his business background were assets to the Board.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended December 31, 2011, the Bank’s Board of Directors met 15 times and the Company’s Board of Directors met 9 times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during the year ended December 31, 2011.   The Board maintains an Audit Committee, Compensation Committee, Nominating Committee, Internal Loan Review Committee, Strategic Planning Committee, Enterprise Risk Committee, and an Investment Committee.

The Compensation Committee currently consists of Directors Albanese, Bone, Rosen, and Siekerka. Each member of the Compensation Committee is independent in accordance with the listing standards of NASDAQ.  This committee meets at least annually to review management’s recommendations for staff and management salaries and bonuses. During the year ended December 31, 2011, this committee met 6 times.  The Compensation Committee operates under a written charter which was included as an appendix to the proxy statement for the 2010 Annual Meeting of Stockholders.

The Audit Committee is comprised of Directors Rosen, DeBlasio, Bone, and Siekerka.  The Bank’s internal auditor participates in this committee as well. He does not have a vote, but attends the meetings and reviews internal auditing matters with the Audit Committee. The Audit Committee meets quarterly, and, as needed, to review internal audits and management’s audit responses. The Audit Committee makes recommendations for management action, reviews compliance issues with the compliance officer, and is responsible for engaging the external auditor. Directors Rosen and DeBlasio meet the requirements to be considered audit committee financial experts as such term is defined under the regulations of the Securities and Exchange Commission.  During the year ended December 31, 2011, the Audit Committee met 9 times. The Audit Committee operates under a written charter which was included as an appendix to the proxy statement for the 2010 Annual Meeting of Stockholders.

Board Oversight of Risk and Board Leadership Structure

The Board of Directors as a whole is ultimately responsible for the risk management oversight of the Company.  It is assisted by its committees, including the Audit Committee and the Compensation Committee, whose duties are described elsewhere in this Proxy Statement, as well as other committees, including the Enterprise Risk Management Committee, and the Internal Loan Review Committee, which is responsible for oversight of credit policies and risks.  These committees regularly provide reports of their activities and conclusions to the full Board for discussion and acceptance.

Director Peter A. Inverso serves as Chief Executive Officer of the Company and Director Michele N. Siekerka, Esq. serves as Chairman of the Board.  The Board of Directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight.  Moreover, the separation of the Chairman of the Board and the President and Chief Executive Officer allows the President and Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.

Director Nomination Process

The Nominating Committee is composed of Directors Walsh, Bone, Albanese, Rosen and Taylor and is responsible for the annual selection of management’s nominees for election as directors. Each member of the Nominating Committee is independent in accordance with the listing standards of NASDAQ. During the year ended December 31, 2011, this committee met 2 times.  The Committee operates under a written charter which was included as an appendix to the proxy statement for the 2010 Annual Meeting of Stockholders.

The Committee’s process for identifying and evaluating nominees is to conduct a performance evaluation of directors whose terms are expiring, determine whether such person’s performance as a director warrants re-nomination and weigh the qualifications of any candidates who have been recommended to the Committee vis-à-vis each director whose term is expiring. The Committee may solicit new candidate recommendations from directors and officers. A stockholder who wishes to submit a candidate recommendation to the Committee should do so in writing, addressed to the Committee at the Company’s executive offices. The timeframe for the Committee’s annual review and selection of candidates to present to the Board for approval is set forth in the Committee’s charter, as are the guidelines the Committee is directed to observe in its selection and evaluation of nominees.

The specific qualities, skills and qualifications that the Committee believes potential directors should possess include: leadership, reputation for integrity and hard work, ability to exercise independent judgment, and the willingness to disclose obligations and potential conflicts of interest. The Committee believes nominees should have a suitable educational background and it considers the extent to which the individual would bring relevant skills or experiences that are otherwise absent from the Board and the individual’s level of commitment, including his or her available time, energy, and interest. The nominating process also recognizes that the Company’s independent directors should reflect diversity in the broadest sense, and they, collectively, need to bring diverse experience, oversight and expertise from outside the Company and from outside of the industry. The Nominating Committee considers the skill sets and experience the independent directors add to the Board and those needed to manage risk, facilitate strategic growth and promote effective governance.

Stockholder Communications

Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board encourages directors to attend annual meetings of stockholders and expects that all members of the Board will be present at the upcoming meeting. All of the members of the Board attended the 2011 Annual Meeting.

Report of the Audit Committee

For the year ended December 31, 2011, the Audit Committee: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditor, ParenteBeard LLC, all matters required to be discussed under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and (iii) received from ParenteBeard LLC the written disclosures and the letter, as required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee regarding independence, and discussed with ParenteBeard LLC its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee:
Dennis M. Bone
Alfred DeBlasio, Jr.
Robert H. Rosen (Chair)
Michele Siekerka

Principal Accounting Fees and Services

Effective July 30, 2002, the Securities Exchange Act of 1934 was amended by the Sarbanes-Oxley Act of 2002 to require all auditing services and non-audit services provided by an issuer’s independent auditor to be pre-approved by the issuer’s audit committee. The Company’s Audit Committee has adopted a policy of approving all audit and non-audit services prior to the service being rendered. All of the services provided by the Company’s independent auditor, ParenteBeard LLC, for 2011 and 2010 were approved by the Audit Committee prior to the service being rendered.

Audit Fees. The fees incurred by the Company for audit services for the fiscal years ended December 31, 2011 and 2010 were $305,000 and $370,206, respectively. These fees include the audit of the Company’s annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees. The Company did not incur any fees for assurance and related services associated with the audit of the annual financial statements or the review of quarterly financial statements for the fiscal years ended December 31, 2011 and 2010.

Tax Fees. The fees incurred by the Company for preparation of state and federal tax returns for the fiscal years ended December 31, 2011 and 2010 were $23,425 and $22,225, respectively.

All Other Fees. The fees incurred by the Company related to XBRL for the fiscal years ended December 31, 2011 and 2010 were $22,000 and $0.00, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During the year ended December 31, 2011, the Company made a transition in the position of the Chairman of the Board, with the retirement of Maurice T. Perilli on June 30, 2011. Mr. Perilli remains active in the Company is his consulting role and that of Chairman Emeritus.  The former Vice Chair of the Board, Michele N. Siekerka, Esq., was appointed as Chair of the Board effective at the time of Mr. Perilli’s retirement. James Kirkpatrick joined Roma Bank as Chief Lending Officer late in 2011, bringing years of community banking experience to the commercial lending area.

General

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about each material element of compensation earned by our Named Executive Officers (those officers required to be named in the Summary Compensation Table included in this proxy statement) for fiscal 2011. Compensation for all Named Executive Officers of the Company, including the President and Chief Executive Officer, is determined by the Compensation Committee of the Company’s Board of Directors (the “Committee” or the “Compensation Committee”).

The Compensation Committee, which consists entirely of independent directors of the Board, adopted a formal charter on August 8, 2007, detailing its Mission Statement and Principal Functions, Membership, and Responsibilities.

As outlined in its charter, the duties and responsibilities of the Committee include:

•	Retaining and supervising activities of any professional resources, including compensation consultants and legal resources utilized by the Company in areas of management and Board compensation;

•	Creating, amending and approving the Company’s compensation and benefit programs, both executive and non-executive;

•	Coordinating the Board’s role in establishing performance criteria and goals for the Company’s executives and evaluating the performance of the Company and its executives annually;

•	Reviewing and monitoring the potential risks that the incentive compensation programs may expose the Company to and establishing controls and procedures in order to control such risks to the Company;

•	Reviewing the performance of the President and Chief Executive Officer and determining the individual elements of total compensation for the President and Chief Executive Officer;

•	Reviewing the performance and determining the individual elements of total compensation for the other senior executives at the level of corporate Senior Vice President and above;

•
Granting or approving the grant of awards, whether in cash or otherwise and other benefits pursuant to the Company’s compensation and benefit programs, to executive officers and each employee at the level of corporate Vice President and above; and,

•	Determining annual retainer, meeting fees and stock awards for members of the Board and its committees.

Peter A. Inverso, President and Chief Executive Officer participated in determinations regarding the compensation and design of our benefit programs for all employees. However, he did not participate in setting his own compensation.

Shareholder Advisory Votes on Compensation

 At the 2011 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company’s executive compensation policies and practices as disclosed in the CD & A and the proxy by more than 99% of the shares voting on the matter.  In addition, the shareholders approved an advisory vote recommending that such advisory vote be taken every three years in the proxy by more than 92% of the shares voting on the matter.  The Company intends to follow this advisory vote on the three year frequency of such shareholder advisory votes.

Our Compensation Objectives and the Focus of Our Compensation Rewards

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. We believe that an appropriate compensation program should have a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Our objective is to provide overall competitive pay levels in order to attract highly qualified individuals and to retain those individuals in a highly competitive marketplace for executive talent, to reward executive officers for superior performance and incent them to perform in a manner that maximizes our corporate performance and enhances long-term stockholder value. Accordingly, our intent is to structure our executive compensation with a focus on a pay-for-performance approach and to offer executive compensation programs that align each individual’s financial incentives with our strategic direction and corporate values.

We view our executive compensation as having the following key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;

•	long-term equity incentives reflected in awards under our Roma Financial Corporation 2008 Equity Incentive Plan and previously adopted Phantom Stock Appreciation Rights Plan;

•	our tax qualified retirement programs (pension, 401(k) plan and employee stock ownership plan), and;

•	other executive retirement benefits and perquisites.

These programs have as their objective to provide our senior officers with overall compensation that is competitive with comparable financial institutions, aligns individual performance with our business objectives, and aligns senior officer long-term interests with those of the Company’s stockholders.

Comparative Market Data

We annually review our mix of short term performance incentives and longer term incentives, and compare them to market competitive levels of compensation and benefits. We do not have set percentages of short term versus long term incentives. Instead, we look to provide a reasonable balance of those incentives, consistent with competitive standards obtained from available market studies and data obtained of peer institutions.

The primary data sources used in setting competitive market levels for executive officer pay are the information contained in survey studies and publicly disclosed data by other comparable community banks. These comparable companies are reviewed annually and may change from year-to-year. These companies, which have been carefully reviewed and considered by the Compensation Committee, include community banks of similar size and business strategy located in our geographic region. The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation, as well as to review internal pay levels within the executive group. The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.

In early 2011, a compensation study covering our senior officers, vice presidents and above, as well as our directors, was performed by GK Partners, a compensation consulting firm hired by our Compensation Committee. The comparative group of companies reviewed in 2011 consisted of fourteen other publicly traded financial institutions ranging in asset size from $1.1 billion to $4.0 billion. The peer group averaged $2.0 billion in assets, versus our size, at the time, of approximately $1.8 billion in assets. Each peer group financial institution was selected because of its size and similarity in operations, as well as general geographic proximity to us. The fourteen financial institutions that comprised the 2011 study peer group were from the states of New Jersey, Pennsylvania, and New York. The peer group included: Abington Bancorp, Inc.; Cape Bancorp, Inc.; Clifton Savings Bancorp, Inc.; Dime Community Bancorp, Inc.; First of Long Island Corp.; Fox Chase Bancorp, Inc.; Hudson Valley Holding Corp.; Kearny Financial Corp.; Lakeland Bancorp, Inc.; Northfield Bancorp, Inc.; OceanFirst Financial Corp.; Oritani Financial Corp.; Suffolk Bancorp, Inc.; and VIST Financial Corp.

In the 2011 study, we compared our compensation programs to industry available databases and to the above mentioned updated peer group.  Our independent compensation consulting firm, GK Partners, performed the following:

•	Gathered data from industry specific regional compensation databases based upon company size for each executive position.

•	Determined an appropriate peer group of financial institutions based upon similar size and geography.

•	Developed data points at the average and median for salary and total cash compensation comparisons and reviewed equity grants for peer institutions.

•	Averaged peer group and database statistics together to produce a relevant “market” at the data points for salary and total cash compensation and documented equity ownership at peer institutions.

•	Compared our compensation levels to the “market” data points and determined our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

•	Evaluated other compensation components, including executive benefits as compared to competitive standards.

In the evaluation process, the salary, total cash and equity compensation of our executive officers were compared to corresponding data points of the peer group as well as data available from published financial institution databases. Data regarding employment contracts and change-of-control provisions, as well as data regarding the design and benefit levels of retirement programs, were also compared to the data derived from the peer banks. “Market” cash compensation was determined by reviewing the average and median cash compensation within the peer group data.

Although, we gain considerable knowledge about the competitiveness of our compensation programs through the comparative process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences exist between institutions in regard to executive compensation practices.

We believe that the aggregate of the executive compensation programs that we provide will fulfill our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives.  We also believe that our current executive compensation program rewards performance and promotes  our objectives to achieve profitability and growth while, at the same time, mitigating risk in the cash incentive compensation plan through diversity in the number, type and weight of performance measures, as well as limiting maximum incentive payouts at 140% of each performance target and limiting the overall target percentage of incentive compensation as a percentage of salary with a limitation of 140% of target, thereby, allowing us to also maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Our objective is to provide cash compensation in the form of base salary to meet competitive salary norms and to incentivize and reward superior performance on an annual basis against specific short term goals through our cash incentive compensation plan. Our intent is to provide long-term equity value that rewards efforts to increase long-term shareholder value.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. Consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives and other officers,

particularly in a number of specialized areas. We believe that it is important that we retain a competitive salary structure in order to retain our existing qualified officers and to maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly size institutions. During 2007 and 2008, we established structured salary ranges and guidelines for our executive officers as well as for our other officers and employees. This structured salary program was reviewed again in early 2011 by comparing comparable positions with the study results by GK Partners. It will be reviewed periodically, in the future, based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose. A key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries within a competitive range, taking into account performance as well as experience.  Consideration of salary increases for the Named Executive Officers considered in November of 2011 and in early 2012, with the help of GK Partners. Salaries for the Named Executive Officers were increased in 2012 based on that review between 0% and 40 % to bring salaries into the competitive range.

Short-Term Incentive Compensation. We maintain an annual cash incentive compensation plan which incorporates a strong pay-for-performance orientation. In 2007, the Company began a transition to the restructured cash incentive program which was fully operative in 2008. We also revised and formalized our performance objective setting and performance evaluation process throughout the Company in order to support this increased emphasis on “pay for performance.”

Individual performance goals under our 2011 cash incentive program varied by officer job level and function and were based upon our tactical and strategic objectives. The extent to which we achieved our corporate goals and financial results versus budgeted goals were factors considered in the corporate performance portion of our cash incentive plan.

The Compensation Committee reviews in detail the design of each year’s cash incentive compensation plan including the desired performance outputs and the program factors that will impact total bonus payouts.  The Compensation Committee reviews the various performance factors, the weighting of various factors, and the potential impact and the possible risks to the Company of incenting performance in the various factors selected under the plan to be certain that the plan’s design and its performance components are consistent with the Company’s risk tolerance and internal lending policies. Consistent with those objectives, the resulting payout on any one factor was maximized at 140% in 2011.

As of January 1, 2008, the Roma Bank Cash Incentive Compensation Plan was fully implemented. The Plan is an integral part of officer cash compensation for Branch Managers and above. It is designed to promote the Board’s performance strategy and to drive the Bank’s business plan on a structured basis for the eligible officers, to reinforce a common focus among eligible officers on the Bank’s continued need for maximum profitability, efficiency and growth, consistent with risk tolerance, and to reinforce the concept of “team” and overall results, as well as individual performance and results. The cash incentive compensation plan employs targeted awards as a percentage of base salary, determined by a competitive analysis previously performed by our consultant, GK Partners. The target cash incentive awards for 2011 were as follows: President & CEO 50% of salary; Executive Vice President 35% of salary; Senior Vice President’s 20% of salary; and, other lesser job titles are similarly structured with a lesser targeted percentage of salary. Awards under the cash incentive pool are achieved through attainment of profitability targets and other key objectives as ratified annually by the Board of Directors and as developed each year in the Bank’s budget, and by the Bank’s performance in several key financial measures, as ratified each year by the Board of Directors, compared to the performance of a group of peer institutions. A discretionary portion of the targeted cash incentive award, 40% for the CEO, 20% for the Executive Vice President and Senior Vice Presidents, and a lesser percentage for lesser job titles, is based on individual and business group performance.

The peer groups used to compare our Company’s financial performance metrics for the 2011 cash incentive awards was based upon recommendations by the Bank’s former compensation consultant, and consisted of sixteen banks ranging in asset size, as of September 30, 2011, from $700.0 million to $2.5 billion, from the states of New Jersey, New York, Pennsylvania, Massachusetts, New Hampshire, and Maine. This peer group,  including the Bank, averaged $1.2 billion in assets versus the Bank’s assets at the time, of approximately $1.7 billion. Each peer group financial institution was selected because of its asset size and similarities to the Bank including number of branches and employees.

The sixteen financial institutions comprising the 2011 peer group were: Cape Bank, Carver Federal Savings Bank, Clifton Savings Bank, ESSA Bank & Trust, Fox Chase Bank, Haven Savings Bank, Lake Sunapee Federal Savings, Legacy Bank,  Mascoma Savings Bank, Maspeth Federal Savings Bank, Oritani Savings Bank, Patriot National Bank, Savings Bank of Maine, United Bank, Unity Bank and Westfield Bank.

For the 2011 Cash Incentive Compensation Plan, the Bank’s results versus budget components were weighted 75% and the Bank’s performance results relative to several key peer bank financial performance measures, including, net income, commercial loan originations, residential loan originations, core deposit growth, efficiency ratio, and year to year improvement in: non-performing loans to total loans, return on average equity, and the ratio of loans to assets were weighted 25%.  Each of these factors varied in their weighting from 2.5% to 60% with the aggregate weighting of 75%. Bank results versus Peer Group result components were weighted in aggregate in 2011 at 25% with no one component weighted more than 33.3% of that total.  Those components measured included: return on average assets; non-performing assets; and efficiency ratio.  Bank results versus Peer Bank results were measured based upon a twelve month trailing average ending September 30, 2011.  Consistent with the Company’s risk policy, each individual component factor being measured under the Cash Incentive Compensation Plan in 2011 was subject to a 140% maximum so that the maximum bonus award applicable to the President and CEO, for example, having a target bonus of 50% of base salary in 2011 was limited to 70% of base salary. The other Named Executive Officers have a targeted bonus of 35% for the Executive Vice President, and 20% for the Chief Financial Officer and Senior Vice Presidents, which was maximized at 49% and 28% respectively.  The components measuring the Bank’s 2011 results versus 2011 budget were measured as of December 31, 2011 with the cash incentive amounts paid in February 2012.

Under the Cash Incentive Compensation Plan for 2011, bonuses were paid to the Named Executive Officers which ranged from 9.9% to 42.8% of base salary. For all Senior Vice Presidents and above, including our President and Chief Executive Officer, their 2011 cash incentive amount was based totally upon attainment of the above described  consolidated result goals, versus budget, as well as Bank results versus the Peer Group Banks.

Long-Term Incentive Compensation.

Equity Incentive Plan (“Plan”). In 2008, the Company implemented the 2008 Equity Incentive Plan.

The purpose of the Plan is to provide incentives and rewards to selected officers, employees and directors who contribute to the long-term success and growth of the Company, and to assist the Company in attracting and retaining selected officers, employees and directors with necessary experience and the ability required to aid the Company in increasing the long term value of the Company for the benefit of its shareholders.

Under the Plan, awards may consist of Incentive Stock Options, Non-Statutory Stock Options or Restricted Stock Awards.  Through the practice of awarding nonvested equity shares, with vesting over a period of years, this element of the compensation program promotes and rewards a Plan participant’s tenure with the Company, as well as, the participant’s role in the Company’s long term growth and long term financial performance.

The Compensation Committee reviewed in detail the design of the awards in aggregate, by category of job position and by individual award to be sure the plan design, components, and awards were consistent with the Company’s risk tolerance and impact tolerance on current and future earnings, as well as, consistent with customary practices.

The types and amounts of awards for each participant were based upon recommendations made by our then consultant firm, IFM Group, Inc., taking into effect reward practices in similar size institutions. The 2008 awards were made to officers at the rank of Branch Manager and above, as well as to directors.  These awards vest at 20% per year over five years, commencing on the first anniversary date of the award.  Information concerning the 2008 awards to certain Named Executive Officers in 2008 is set forth in the Outstanding Equity Awards At Fiscal Year End Table. No additional awards were made in 2010 and 2009. In 2011, the following restricted stock awards were granted to the Named Executive Officers: 5,708 shares to Mr. Inverso; and, 2,854 shares each to Mr. Pericoloso and Ms. Lamont. The awards vest at 20% per year for five years, commencing on the first anniversary date of the award.

Stock Appreciation Rights Plan.  No awards were made since 2007 under the Bank’s Phantom Stock Appreciation Rights Plan, which was effective November 1, 2002, to reward executive officers, key management and the Board of Directors for achieving strategic goals of the Bank. Under that plan, the future value of units awarded to plan participants is based upon the accumulation of future consolidated retained earnings of the Bank. As of the date of such award on November 1, 2002, such units had no value. The future value of these units will be based upon the increase in consolidated retained earnings of the Bank  each December 31.  Expenses accrued for the increases in the future value of units awarded reduce the Bank’s future earnings. There are no thresholds or target payouts set under the plan. The plan expired on December 31, 2009.

The units under that Plan were awarded to executive officers, key management, and directors of the Bank as of November 1, 2002 and in subsequent years. Directors of the Bank received 24.8% of such units in the aggregate. Messrs. Inverso, Perilli, Pericoloso, Lamont, and Zadworny were awarded 16.3%, 16.3%, 4.6%, 5.0% and 5.0% of the units, respectively. Such units are earned and non-forfeitable after participants have completed 10 years of service with the Bank at a rate of 10% per year, or 100% at age 65, whichever is earlier. Distributions of benefits under the Plan will be made following retirement, termination of service, death or a change in control of the Bank. The benefit paid to a plan participant will be the accumulated value of his or her units determined by the growth in the Bank’s consolidated retained earnings between November 1, 2002 and the time of distribution of the benefit to a plan participant.

Retirement and Income Security Programs. Our retirement programs consist of a tax-qualified defined pension benefit plan, a 401(k) plan with a Company matching contribution and our employee stock ownership plan. In addition, we maintain a supplemental retirement program for certain Named Executive Officers.

Defined Benefit Retirement Plan. The Bank maintains a tax-qualified noncontributory defined benefit plan (“Retirement Plan”) for employees. All employees who have worked for a period of one year and who have been credited with 1,000 or more hours of employment during the year are eligible to accrue benefits under the Retirement Plan. At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced survivor annuity where, upon the participant’s death, the participant’s spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant’s  lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity.

The annual retirement benefit provided is an amount equal to the sum of (a) 1.3% of a participant’s average annual earnings not in excess of Covered Compensation and (b) 1.93% of a participant’s average annual earnings in excess of Covered Compensation multiplied by the participant’s years of credited service to the normal retirement date (not to exceed 30 years). Covered Compensation is defined as the average (without indexing) of the Social Security Taxable Wage Base ($106,800 for 2011 and 2010) in effect at the beginning of each calendar year during the 35 year period ending with the calendar year in which the participant attains Social Security Retirement Age (without regard to any age increase factors under the Social Security Act). Average annual earnings is defined as the average annual total compensation of the 60 consecutive calendar months preceding termination of service. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 5 years of service with the Bank. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement, if applicable, or a deferred retirement benefit commencing on such participant’s normal retirement date. Benefits are payable in various annuity forms.

401(k) Savings Plan. The Bank maintains the Roma Bank 401(k) Savings Plan, a tax-qualified  defined contribution plan, for substantially all salaried employees of the Bank who have completed a year of eligible service (as defined under the plan) and attained age 21. Eligible employees may contribute an amount from 1% to 25% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2011, the contribution limit was $16,500 except participants over age 50 may contribute an additional $5,500 per year. Under the plan, the Bank makes a matching contribution equal to 50% of the first 6.0% of compensation deferred by a participant. The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account into various investment funds.

Employee Stock Ownership Plan. As part of our stock offering during 2006, we established the Roma Bank Employee Stock Ownership Plan. The plan purchased 811,750 shares of the Common Stock as part of the offering for a total of $8,117,500, with funds borrowed from the Company. The stock acquisition loan will be repaid by the plan over a period of approximately 15 years based upon anticipated contributions from the Bank necessary to meet the loan principal and interest obligations of the plan. During the repayment period of the loan, it is anticipated that approximately 54,000 shares of Company stock will be allocated annually to employee participant accounts as a supplement to their retirement program. The employee stock ownership plan will serve to permit all employees of the Company and the Bank to become long term stockholders of the Company, thereby aligning the employees’ interest with the interests of the Company’s stockholders. For the year ended December 31, 2011, ESOP awards to the Named Executive Officers were as follows:  Inverso – 2,074.68 shares; Perilli – 1,499.91 shares; Pericoloso– 1,411.61 shares; Lamont – 1,268.37 shares, and Zadworny – 1,263.12 shares. The shares allocated to the officers above represented 13.9% of the 54,116 shares allocated in 2011.

Supplemental Executive Retirement Agreements. The Bank has entered into supplemental executive retirement agreements with Named Executive Officers Inverso, Perilli, and Zadworny. The supplemental executive retirement agreements provide benefits at normal retirement age of 69 for Mr. Inverso, 89 for Mr. Perilli, and 65 for Mr. Zadworny. However, the plan provides for payments to begin at the later of normal retirement age or the date the individual is no longer employed by the Bank. Details of the values of these retirement benefits may be found in the footnotes and narratives to the Summary Compensation Table and in the narratives accompanying the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Employment Contracts and Change Of Control Agreements. On February 20, 2009, the Board of Directors of Roma Financial Corporation approved the terms of employment agreements with  Peter A. Inverso, President and Chief Executive Officer, effective as of March 1, 2009. Mr. Inverso’s agreement provides for an initial term of 36 months.  The agreement also provides that on the first day of each calendar quarter after the anniversary date, the term shall be renewed for an additional three years, unless written notice of non-renewal is provided to the officer at least 90 days prior to any such Anniversary Date.  Mr. Inverso’s agreement provides for an initial base salary of $335,000 per year. The agreement also provides that the individual’s base salary will be reviewed at least annually by a committee designated by the Board and may be increased but not decreased.  Mr. Inverso is also entitled to receive such benefits as are uniformly provided to permanent full-time employees. He shall also be provided with such other benefits, arrangements and perquisites substantially similar as to what were being provided to them immediately prior to the date of the agreements and shall be entitled to incentive compensation and bonuses as provided in any plan in which the individual is eligible to participate.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his base salary for the greater of the remaining term of the agreement or one year.  In the event of his death, his lawful heirs or estate shall be entitled to receive a payment equal to his base salary for one year.  The agreements also provide that, upon the occurrence of an “Event of Termination”, the officer shall be entitled to receive a payment equal to three times the officer’s base salary and the highest bonus awarded to him during the prior three years and shall also be entitled to continuation of health and welfare benefits for twelve months following the date of termination or thirty six months in the event of a change in control.

Mr. Perilli retired on June 30, 2011. The Company entered into a one year consulting agreement with Mr. Perilli effective July 1, 2011 at a base annual rate of $212,000, payable in twelve equal installments. Mr. Perilli was given the title of Chairman Emeritus.

Effective January 1, 2010, the Company entered into employment agreements with each of Sharon L. Lamont, Chief Financial Officer and Keith Pericoloso, Executive Vice President.  Each of these agreements provides for an initial term of 12 months.  Each agreement also provides that on each annual anniversary date of the effective date of the agreements (the “Anniversary Date”), the term shall be renewed for an additional unspecified period of time beyond the then effective expiration upon a determination and resolution of the Board of Directors that the performance of the respective executive has met the requirements and standards of the Board of Directors.  Ms. Lamont’s agreement provides that she will receive an initial base salary of $205,000 per year; and Mr. Pericoloso’s provides for an initial base salary of $188,000 per year.  Both agreements also provide that the individual’s base salary will be reviewed at least annually by the Board and may be increased but not decreased.  Each officer is also entitled to participate in other benefit programs provided to other employees.  Each officer shall also be provided with such other benefits, arrangements and perquisites provided to other senior management and shall be entitled to participate in incentive compensation and bonus plans covering all senior management of the Bank.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his or her base salary for the lesser of the remaining term of the agreement or one year.  In the event of death, the executive’s estate shall be entitled to receive a payment equal to his base salary through the last day of the calendar month in which the death occurred.  In the event an executive’s employment is terminated without cause, the executive will be entitled to receive his or her compensation due through the remaining term of the agreement.  In the event an executive is involuntarily terminated during the term of the employment agreement within 12 months following any “Change in Control” of the Bank or its Parent, absent cause, the executive shall be entitled to receive a payment equal to two times the total compensation paid to that executive or accrued by the Bank with respect to the Executive for the most recently completed calendar year ending on or prior to such date of termination, not to exceed the tax deductible limitations under Section 280G under the Internal Revenue Code.  The executive may also voluntarily terminate employment in connection with a Change in Control and be entitled to receive such payment within 12 months following a Change in Control if a “Good Reason”

exists.  Under the agreements, a “Good Reason” will exist if, without the executive’s express written consent, the Bank materially breaches any of its obligations under the agreements.  Without limitation, a material breach will be deemed to occur upon the occurrence of any of the following: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location of the executive’s office location; or (v) any other action or inaction that constitutes a material breach by the Bank of the employment agreement.

Compliance with Sections 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Since we retain discretion over bonuses under our cash incentive plan, those bonuses will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

Compensation Committee Report

The Compensation Committee considered and discussed the foregoing Compensation Discussion and Analysis (CD&A) with executive management and gave its recommendation to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee:  Dennis Bone, Committee Chairman, Robert Albanese, Robert H. Rosen, and, Michele N. Siekerka.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or formerly was an officer or employee of the Company. During 2011, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officer or officers served on our Compensation Committee or Board.

Relationship with Compensation Consultant

In November 2010, the Compensation Committee retained GK Partners as the new consultant for compensation-related matters. For the year ended December 31, 2011, GK Partners was paid $24,200.

Assessment of Risks Related to the Company’s Compensation Policies

We believe the Company’s compensation programs for its employees are not reasonably likely to have a material adverse impact on the Company.

The Compensation Policy of the Company is established by the compensation committee of the Board and follows a design philosophy of providing performance incentives on both a short term and longer term basis, while at the same time remaining consistent with the Company’s risk tolerance and Board philosophy of mitigating risk, consistent with any changes in the Company’s risk profile. The risk assessment and risk mitigation process consists of the committee annually reviewing the design of the short term cash incentive plan and modeling the effect on all plan participants in terms of payout if all measures are achieved to the maximum, target and minimum.

The Company further believes it mitigates risk, by having a balanced pay mix which balances the short term cash incentive plan objectives with longer term objectives, through the practice of awarding equity shares and vesting them over a period of years, thereby promoting and rewarding a plan participant’s tenure with the Company as well as the participant’s role in the Company’s long term growth and long term financial performance.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, or earned by, our principal executive officer, principal financial officer and the top three other executive officers of the Company during the last fiscal year.  The former Chairman, Mr. Perilli, served as an executive officer until his retirement on June 30, 2011, and was included in our various compensation plans until his retirement.

	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Peter A. Inverso	2011	$344,000	$68,800	$50,000	$—	$110,241	$76,005	$36,831	$685,877
President and Chief	2010	$335,600	$25,000	$—	$—	$131,003	$51,414	$38,033	$581,050
Executive Officer	2009	$329,600	$—	$—	$—	$72,098	$30,814	$40,908	$473,420

Maurice T. Perilli(1)	2011	$106,000	$—	$—	$—	$-	$-	$137,993	$243,993
Chairman, Retired	2010	$212,000	$—	$—	$—	$53,901	$-	$39,140	$305,041
	2009	$206,000	$—	$—	$—	$24,454	$-	$43,237	$273,691

C. Keith Pericoloso	2011	$188,000	$13,160	$25,000	$—	$50,642	$225,703	$18,738	$521,243
Executive Vice	2010	$163,500	$10,000	$—	$—	$47,330	$127,640	$18,280	$366,750
President	2009	$143,500	$11,480	$—	$—	$13,474	$50,434	$21,070	$239,958

Sharon Lamont	2011	$205,000	$16,400	$25,000	$—	$30,810	$91,816	$21,247	$390,273
Chief Financial	2010	$195,000	$23,100	$—	$—	$26,773	$66,869	$21,080	$332,822
Officer	2009	$180,000	$14,400	$—	$—	$16,139	$50,687	$22,527	$283,753

Barry J. Zadworny	2011	$137,500	$1,100	$—	$—	$24,227	$117,953	$19,100	$299,800
Senior Vice	2010	$135,000	$1,080	$—	$—	$20,462	$83,968	$19,326	$259,836
President	2009	$133,000	$1,064	$—	$—	$13,641	$17,150	$20,088	$184,943

(1)           Retired as Chairman and as an employee as of June 30, 2011. The Bank entered into a consulting agreement with Mr. Perilli from July 1, 2011 to June 30, 2012 at the rate of $17,666 per month which is included under “All Other Compensation”.

In the table above:

•	The 2011 bonus amounts in column (b) were based on the cash incentive plan implemented in 2008 and were paid in February 2012 based on 2011 results:

NEO	Total
Peter A. Inverso	$68,800
Maurice T. Perilli	N/A
C. Keith Pericoloso	$13,160
Sharon L. Lamont	$16,400
Barry J. Zadworny	$1,100

•
The amount shown in columns (c) and (d) reflect the grant date fair value for the awards as calculated in accordance with Financial Accounting Standards Board Topic 718.  Assumptions used in determining the fair values of the option awards are set forth in Note 18  “Benefit Plans” of the Company’s financial statements included in its Annual Report on Form 10-K for fiscal year ended December 31, 2011.

•
When we refer to non-equity incentive plan compensation in column (e) above, we are referring to the Phantom Stock Appreciation Rights Plan implemented in 2002 and the Company’s non-equity incentive plan implemented in 2007 as part of our Cash Incentive Compensation Plan which included the Named Executive Officers. That plan, as explained elsewhere in the section entitled “Compensation Discussion and Analysis - Specific Elements of Our Compensation Program”, is comprised of two components: (1) a “non-equity incentive” component based upon performance metrics that are established at the beginning of the year, and (2) a discretionary bonus portion determined at the end of the performance year based upon individual performance. The breakdown between the non-equity portion of the award and the phantom stock awards increase in value in 2011, 2010 and 2009 is as follows:

Officer	Non-Equity Incentive Plan	Phantom Stock Plan

Inverso	2011 - $ 78,463	2011 -$ 31,778

	2010 - $113,768	2010 -$ 17,233

	2009 - $ 52,169	2009 -$ 19,929

Perilli	2011 - $ -0-	2011 -$ -0-

	2010 - $ 53,901	2010 -$ -0-

	2009 - $ 24,454	2009 -$ -0-

Pericoloso	2011 - $ 40,022	2011 -$ 10,620

	2010 - $ 41,570	2010 -$ 5,760

	2009 - $ 6,814	2009 -$ 6,660

Officer	Non-Equity Incentive Plan	Phantom Stock Plan

Lamont	2011 -$ 18,703	2011 -$12,107

	2010 -$ 19,832	2010 -$ 6,941

	2009 -$ 8,547	2009 -$ 7,592

Zadworny	2011 -$ 12,545	2011 -$11,682

	2010 -$ 6,814	2010 -$ 6,732

	2009 -$ 6,315	2009 -$ 7,326

•	The breakdown between the actual awards and the components under which the awards were granted was as follows for 2011:

NEO	Non-Equity Component	Discretionary	Total
Peter Inverso	$78,463	$68,800	$147,263
Maurice Perilli	-	-	-
C. Keith Pericoloso	40,022	13,160	53,182
Sharon Lamont	18,703	16,400	35,103
Barry J. Zadworny	12,545	1,100	13,645

•	Non-Equity Incentive Component

For the non-equity component, 75% of the awards were determined based upon the Company’s actual performance as compared to budgeted performance for certain metrics, with the remaining 25% to be determined based upon the Company’s actual performance as compared to its peer group. The targeted awards as a percentage of salary were 50% for the CEO, 35% for the Executive Vice President, and 20% for the other NEOs, with a maximum payout of 140% of target award. For 2011 and 2010, RomAsia Bank was included in the Company result versus budget for the CEO, Executive Vice President, and other NEOs. Overall, as detailed below, for the NEO’s, the consolidated Company achieved 76.03% of its targeted performance. This percentage was then applied to the targeted awards as a percentage of salary for each NEO to calculate the non-equity incentive plan component.

●	Company Performance

The table below sets forth the consolidated performance metrics established by the Company at the beginning of the period, actual results as compared to these and the respective weighting of each metric in determining the overall weighting of the Company’s performance.

Achievement of Budget -70% Minimum Achievement of Goal Required, Maximum 140% Credit

Metric	Budget	Actual ($)	Actual (%)	Metric Weight	Result %
	(Dollars in Thousands)

Net Income	$7,848	$6,980	88.94%	60.00%	53.36%
Res. Loan Growth	$229,224	$190,697	83.19	5.00	4.16
Comm. Loan Growth	$197,996	$75,065	37.91	5.00	0.00
Core Deposit Growth	18.67	14.47	77.50	10.00	7.75
Efficiency Ratio	73.19	74.95	97.65	10.00	9.77

Year to Year Improvement 70% Minimum Achievement of Goal Required, Maximum 140% Credit

Metric	2010	2011	% of Target	Metric Weight	Result %

NPLs/Total Loans	4.44%	4.65%	95.48	5.00%	4.77%
Net Loans/Assets	49.81	52.10	104.60	2.50	2.61
ROE	2.39	3.25	135.98	2.50	3.40
Total				100.00%
	Total Company Performance				85.82%

•	Peer Group Comparison (Roma Bank only) (Trailing 12 months as of 9-30-11)

Metric	Peers	Company	Quartile Weighting	Metric Weight	Result %

ROA	.62%	.31%	70%	33.33	23.33
Non-performing Assets/ Total Assets	1.86	3.14	70	33.33	23.33
Efficiency Ratio	68.96	75.53	0	3.33	0.00
Texas Ratio	18.42	26.46	70	5.0	3.50

	Total Peer Group Comparison			24.00%

•	Overall Non-Equity Incentive Plan Component

75% of Company Performance Percentage	64.37%
25% of Peer Group Comparison Percentage	11.66%
Grand Total Percentage	76.03%

Discretionary Component

•
Targeted discretionary bonuses were 20% for the CEO, 7% for the EVP, and 8% for the other NEOs of their respective salary. Targeted and actual discretionary bonuses (component 2) for the NEOs were as follows:

NEO	Target ($)	Actual ($)	Actual (% of Target)

Peter Inverso	$68,800	68,800	100%
Maurice Perilli	N/A	N/A	N/A
C. Keith Pericoloso	$13,160	$13,160	100%
Sharon Lamont	$16,400	$16,400	100%
Barry J. Zadworny	$11,000	$1,100	10%

When we refer to changes in pension values in column (f) above, we are referring to the aggregate change in the present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2009, 2010 and 2011 year-end financial statements to the measurement date used for preparing our 2008, 2009 and 2010 year-end financial statements. During 2011, the Supplemental Retirement Plan had no change in value as all of the participants had reached retirement age. For Mr. Inverso, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $76,005 and $0.0, respectively, for 2011; $51,413 and $0.0, respectively, for 2010, and $30,814 and $0.0, respectively, for 2009.  For Mr. Perilli, the change in value under the Supplemental Retirement Plan was $0.0, $0.0 and $0.0 for 2011, 2010 and 2009, respectively. Ms. Lamont does not participate in the Supplemental Executive Retirement Plan. Ms. Lamont’s change in value under the Retirement Plan was $91,816, $66,869 and $50,687, respectively, for 2011, 2010 and 2009.  Mr. Pericoloso does not participate in the Supplemental Retirement Plan. The change in value under the Retirement Plan for Mr. Pericoloso was $225,703, $127,640 and $50,434, respectively, for 2011, 2010 and 2009.  For Mr. Zadworny, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $117,953 and $0.0, respectively, for 2011; $51,413 and $0.0, respectively, for 2010, and $1,660 and $15,490, respectively, for 2009.

•	“All Other Compensation” in column (e) above includes the following:

•   for Mr. Inverso in 2011: $9,271 of life and disability insurance premiums; 2,074.68 shares under the Roma Bank Employee Stock Ownership Plan (valued at $20,415 based on an closing stock price of $9.84 per share) and $7,145 representing matching payments we made under our 401(k) plan.

•   for Mr. Perilli in 2011: $13,932 of life and disability insurance premiums; 1,499.91 shares under the Roma Bank Employee Stock Ownership Plan (valued at $14,759 based on an closing stock price of $9.84 per share) and $3,302  representing matching payments we made under our 401(k) plan, and in 2011 consulting payments of $106,000 for service as Chairman Emeritus.

•   for Mr. Pericoloso in 2011: $1,144 of life and disability insurance premiums; 1,411.61 shares under the Roma Bank Employee Stock Ownership Plan (valued at $13,890 based on an closing stock price of $9.84 per share) and $3,704  representing matching payments we made under our 401(k) plan.

•   for Ms. Lamont in 2011: $2,651 of life and disability insurance premiums; 1,268.37 shares under the Roma Bank Employee Stock Ownership Plan (valued at $12,481 based on an closing stock price of $9.84 per share) and $6,115  representing matching payments we made under our 401(k) plan.

•   for Mr. Zadworny in 2011: $3,241 of life and disability insurance premiums; 1,263.12  shares under the Roma Bank Employee Stock Ownership Plan (valued at $12,429 based on an closing stock price of $9.84 per share) and $3,430  representing matching payments we made under our 401(k) plan.

Grants of Plan-Based Awards

The Named Executive Officers were granted restricted stock awards on November 16, 2011 as detailed in the table below.

The following table provides information regarding restricted stock granted to the Named Executive Officers in 2011:

Name	Grant Date	Number of Shares or Units of Stock (1)	Grant Date Fair Value of Stock Awards (2)
Peter A. Inverso	11-16-2011	5,708	$50,000
Maurice T. Perilli	11-16-2011	-	$-
C. Keith Pericoloso	11-16-2011	2,854	$25,000
Sharon Lamont	11-16-2011	2,854	$25,000
Barry J. Zadworny	11-16-2011	-	$-
_______________
(1)	Such awards were made on November 16, 2011, and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.
(2)	The market value is calculated using the closing market price of the Company’s Common Stock as of the November 16, 2011 grant date of $8.76.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding options held by the Named Executive Officers as of December 31, 2011.  There were no outstanding awards under any equity incentive plan at December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Peter A. Inverso	69,600	46,400	$13.67	06/25/19	46,400	$456,576
Maurice T. Perilli	54,000	36,000	$13.67	06/25/19	36,000	$354,240
C. Keith Pericoloso	22,800	15,200	$13.67	06/25/19	15,200	$149,568
Sharon Lamont	22,800	15,200	$13.67	06/25/19	15,200	$149,568
Barry J. Zadworny	22,800	15,200	$13.67	06/25/19	15,200	$149,568
_________
(3)	Such awards were made on June 25, 2008 and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.

(4)	The market value is calculated using the closing market price of the Company’s common stock as of December 31, 2011 of $9.84.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and vesting of restricted stock held by the Named Executive Officers for the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Peter A. Inverso	-	$0.0	9,200	$91,356
Maurice T. Perilli	-	$0.0	7,200	$71,496
C. Keith Pericoloso	-	$0.0	2,000	$19,860
Sharon Lamont	-	$0.0	2,000	$19,860
Barry J. Zadworny	-	$0.0	2,000	$19,860
________________
(1)	Value Realized is calculated as the difference between the market price of the Common Stock at exercise and exercise or base price of the option on an aggregate basis.
(2)	Value Realized is calculated as equal to the number of shares that have vested multiplied by the market value of the common stock on the vesting date.

Pension Benefits

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. Those plans are summarized below in the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Peter A. Inverso	Roma Bank Pension Plan Trust	11	$474,391	$-
	Roma Bank SERP		$414,855	$-

Maurice T. Perilli	Roma Bank Pension Plan Trust	35	$-	$-
	Roma Bank SERP		$414,855	$-

C. Keith Pericoloso	Roma Bank Pension Plan Trust	31	$575,410	$-

Sharon Lamont	Roma Bank Pension Plan Trust	6	$289,797	$-

Barry J. Zadworny	Roma Bank Pension Plan Trust	35	$719,609	$-
	Roma Bank SERP		$179,770	$-

In the table above:

•
We have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2011. We refer to that date as the “Plan Measurement Date.”

•
When we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

•	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2011.

•	No amounts were actually paid or provided to the Named Executive Officers during 2011.

The Bank Retirement Plan, which we refer to as the “Retirement Plan”, is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan, which has been in effect since 1970, generally covers employees of the Bank who have completed one year of service.

Supplemental Executive Retirement Agreements

The Bank has entered into supplemental executive retirement agreements with Named Executive Officers Inverso, Perilli and Zadworny. The supplemental executive retirement agreements provide benefits at normal retirement age of 69 for Mr. Inverso, 89 for Mr. Perilli and 65 for Mr. Zadworny. The benefits at normal retirement age are approximately $60,000 per year for Mr. Inverso and $26,000 per year for Mr. Zadworny. Mr. Perilli retired on June 30, 2011 and began receiving payments in January 2012.  The benefits will be paid in equal monthly installments for 120 months equaling $60,000 a year. If the participant terminates employment prior to a normal retirement age, there is a lower annual benefit for early termination, disability, or a change in control. If the participant dies while still employed by the Bank, the beneficiary would receive a lump sum payment within 60 days of the participant’s death. If the participant dies after benefit payments have commenced, the participant’s beneficiary will receive the remaining payment as if the participant had survived. If the participant dies after termination of employment, but prior to receiving benefits under the plan, the beneficiary will receive the payments in the same manner as they would be paid to the participant within 60 days of the death of the participant.

As of December 31, 2011, the Bank had accrued approximately $414,855 under Mr.Inverso’s supplemental executive retirement agreement, and $179,770 under Mr. Zadworny’s supplemental executive retirement agreement. These accruals reflect the scheduled accruals under the plan in order for the retirement benefit provided by the plan to be fully accrued at the expected retirement date.

Nonqualified Deferred Compensation

The following table sets forth information with respect to the Bank’s Phantom Stock Appreciation Rights Plan, which provides for deferral of compensation on a non tax-qualified basis.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End

Peter A. Inverso	$-	$-	$31,778	$-	$270,387
Maurice T. Perilli	$-	$-	$-	$-	$-
C. Keith Pericoloso	$-	$-	$10,620	$-	$75,918
Sharon Lamont	$-	$-	$12,107	$-	$86,545
Barry J. Zadworny	$-	$-	$11,682	$-	$83,509

Potential Payments Upon Termination or Change in Control

The Named Executive Officers are parties to various agreements that provide for payments in connection with any termination of their employment.  For a description of the Employment Contracts between the Company and Mr. Inverso, the Consulting Agreement between the Company and Mr. Perilli, and the Change in Control Severance Agreements between the Company and Mr. Pericoloso, and Ms. Lamont, see “Compensation Discussion and Analysis”- “Specific Elements of Our Compensation Program; Employment Contracts and Change in Control Agreement” herein. The following table shows the payments that would be made to the Named Executive Officers at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year.

	Death/ Retirement		Disability	Change in Control	Termination Without Cause (1)	Termination With Cause
Peter Inverso
President and CEO
Employment Agreement		$344,000	$1,032,000	$1,473,789	$1,473,789	$0.00
Benefits Continuation		6,660	22,569	22,569	22,569	0.00
Restricted stock (2)		237,223	237,223	237,223	237,223	-
Options (3):		-	-	-	-	-
Supplemental retirement benefit:
Lump sum		414,855
Equal annual installments over 10 years (4)			60,000	60,000	60,000
Phantom stock:
Lump sum		270,387		270,387
Normal benefit age (74) payable annually over 4 years (4)			67,597		67,597

Maurice Perilli (5) (6)
Chairman, retired
Consulting Agreement		$53,000	$53,000	$53,000	$53,000	$0.00
Benefits Continuation		5,180	5,180	5,180	5,180	0.00
Restricted stock (2)		141,696	141,696	141,696	141,696	-
Options (3)
Supplemental retirement benefit:
Lump sum		414,855
Equal annual installments over 10 years (4)			60,000	60,000	60,000
Phantom stock:
(Balance paid in 2010)		-	-	-	-

C. Keith Pericoloso
Executive Vice President
Employment Agreement	$	N/A	$188,000	$376,000	$188,000	$0.00
Benefits Continuation		-	5,083	-	5,083
Restricted stock (2)		67,443	67,443	67,443	67,443	-
Options: (3)
Phantom stock:
Lump sum		68,326
Normal benefit age (49) payable annually over three years (4)			13,665	13,665	13,665

Sharon Lamont
Chief Financial Officer
Employment Agreement (5)	$	N/A	$205,000	$410,000	$205,000	$0.00
Benefits Continuation		-	1,332	-	1,332
Restricted stock (2)		67,443	67,443	67,443	67,443
Options (3):
Phantom stock:
Lump sum		86,545
Normal benefit age (65) payable annually over 5 years (4)			17,309	17,309	17,309

	Death/ Retirement		Disability		Change in ontrol		Termination Without Cause (1)		Termination With Cause
Barry J. Zadworny
Senior Vice President
Employment Agreement (7)	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Benefits Continuation		-		-				-
Restricted stock (2)		39,360		39,360		39,360		39,360
Options (3):
Supplemental retirement benefit:
Lump sum		179,770
Equal annual installments over 10 years (4)				26,000		26,000		26,000
Phantom stock:
Lump sum		83,509
Normal benefit age (65) payable annually over 5 years (4)				20,877		20,877		20,877

(1)	Represents allotment vesting of stock awards. Termination Without Cause includes involuntary termination by the Company or termination by the Executive for “good reason.”
(2)	As of December 31, 2011, the market price of the Common Stock was $9.84.
(3)	As of December 31, 2011, the market price of the Common Stock was $9.84 which is below the option exercise price of $13.67, so the Options have no payout value as of December 31, 2011.
(4)	Installment payment.
(5)	Consulting Agreement effective July 1, 2011.
(6)	Retired June 30, 2011.
(7)	Mr. Zadworny does not have a contract

DIRECTOR COMPENSATION

Directors received an annual retainer of $39,000 in 2011 for service on the Bank’s Board of Directors. In addition the chairs of the Audit, Compensation, and Internal Loan Review committees, and the Vice Chair and subsequent Chair, received $2,500 for those positions for a six month period. No additional compensation is paid for serving on the Boards of the Bank’s subsidiaries; Roma Financial Corporation and its other subsidiaries; or, Roma Financial Corporation, MHC. The aggregate director fees paid to the directors of Roma Bank for the year ended December 31, 2011 was $1,106,340, which included $278,160 of fees and the fair market value of stock awards and options of $828,180. Directors who also serve as employees do not receive compensation as directors.

The following table sets forth information regarding the compensation paid to our outside directors for 2011.

	Fees Earned Or Paid In Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Total
Robert C. Albanese	$42,460	$115,560	$27,200	$-	$185,220
Alfred DeBlasio, Jr.	$42,460	$115,560	$27,200	$-	$185,220
Dennis M. Bone. (1)	$26,480	$57,780	$-	$-	$84,260
Robert H. Rosen	$43,900	$57,780	$-	$-	$101,680
Michele N. Siekerka	$43,900	$57,780	$-	$-	$101,680
Jeffrey P. Taylor	$39,480	$57,780	$-	$-	$97,260
William J. Walsh, Jr.	$39,480	$57,780	$-	$-	$97,260
_______________
(1)	Mr. Bone was appointed to the Board of Directors effective April 27, 2011.
(2)	Includes cash compensation paid in lieu of dividends on unvested Stock Awards.
(3)
The grant date fair value is calculated using the closing market price of the Company’s common stock as of the June 15, 2011 grant date of $9.63. Directors Albanese and DeBlasio each received a grant of 12,000 shares of restricted stock, and Directors Bone, Rosen, Siekerka, Taylor and Walsh received grants of 6,000 shares. All grants vest in 20% increments over a period of 5 years.
(4)
Directors Albanese and DeBlasio each received a grant of options to purchase 16,000 shares at a per share exercise price of $13.67 which exceeded the market value at the time of grant but was consistent with the exercise price of prior grants.  The option grants vest in 20% increments over a 5 year period. The value of the option shares was calculated at $1.70 per share in accordance with Financial Accounting Standards Topic 718. Assumptions used in determining the fair values of the option awards are set forth in Note 18 “Benefit Plans” of the Company’s financial statements included in its Annual Report on Form 10-K for fiscal year ended December 31, 2011.

(5)	At December 31, 2011, the aggregate number of unexercised options with an exercise price of $13.67 and shares of unvested restricted stock held by each director were as follows:

Name	Stock Awards	Options
Albanese	12,000	16,000
DeBlasio, Jr.	12,000	16,000
Bone	-	-
Rosen	10,800	12,800
Siekerka	10,800	12,800
Taylor	6,000	-
Walsh, Jr.	6,000	-

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock is registered pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock (“10% beneficial owners”) are required by Section 16(a) of such act to file reports of ownership and changes in beneficial ownership of the Common Stock with the Securities and Exchange Commission and NASDAQ and to provide copies of those reports to the Company. The Company is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of the Common Stock, other than the MHC. To the Company’s knowledge, all Section 16(a) filing requirements applicable to its officers and directors were complied with during the 2011 fiscal year with the exception that the Form 3 for Mr. James Kirkpatrick was inadvertenly filed late.

Certain Relationships and Related Transactions and Director Independence

Other than as disclosed below, no directors, executive officers or their immediate family members were engaged, directly or indirectly, in transactions with Roma Financial Corporation or any subsidiary during the three years ended December 31, 2011 (excluding loans with Roma Bank).

The defined benefit plan, ESOP and 401(k) plans are administered by Pentegra Retirement Services. During 2009, the President and CEO of Pentegra, Robert Albanese, was elected to the Board of Directors of Roma Financial Corporation. For the years ended December 31, 2011 and 2010, Roma Bank paid Pentegra $101,542 and $104,397, respectively, to administer the three plans. Mr. Albanese is considered to be independent.

The Bank makes loans to its officers, directors and employees in the ordinary course of business. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank; and did not involve more than the normal risk of collectability or present other unfavorable features.

Other than Mr. Inverso, who is our President and Chief Executive Officer, each member of our Board of Directors is an outside director independent of management, the Company and the Bank, and free of any relationship that could interfere with the exercise of independent judgment in carrying out their duties as directors. The Board of Directors carefully monitors any situation that could cause a member to cease to be independent under the requirements of the NASDAQ.

PROPOSAL II – RATIFICATION OF APPOINTMENT OF AUDITORS

ParenteBeard LLC was our independent auditor for the 2011 fiscal year. The Audit Committee of the Board of Directors has appointed ParenteBeard LLC to be its independent auditors for the fiscal year ending December 31, 2012, subject to ratification by the Company’s stockholders. A representative of ParenteBeard LLC is expected to be available at the Meeting to respond to stockholders’ questions and will have the opportunity to make a statement if the representative so desires.

Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the stockholders of the Company at the Meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of ParenteBeard LLC as the Company’s auditors for the 2012 fiscal year.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy materials for the Annual Meeting of Stockholders to be held in 2013, all stockholder proposals must be received at the Company’s executive office at 2300 Route 33, Robbinsville, New Jersey 08691 by November 14, 2012. Stockholder proposals must meet other applicable criteria, as set forth in the Company’s bylaws, in order to be considered for inclusion in the Company’s proxy materials.

Under the Company’s bylaws, stockholder proposals that are not included in the Company’s proxy statement for an Annual Meeting will only be considered at such meeting if the stockholder submits notice of the proposal to the Company at the above address at least five days before the meeting. Stockholder proposals must meet other applicable criteria, as set forth in the Company’s bylaws, in order to be considered at the Annual Meeting.

OTHER MATTERS

At the time this Proxy Statement is being mailed, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. If any other business may properly come before the Meeting or any adjournment thereof less than a reasonable time before the Meeting or any adjournment thereof, proxies given to the Board of Directors will be voted by its members in accordance with their best judgment.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 accompanies this Proxy Statement.

REVOCABLE PROXY ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 2012	1.	The election as director of the nominees listed with terms to expire in 2015 (except as marked to the contrary below):	☐	☐	☐

The undersigned hereby appoints the Board of Directors of Roma Financial Corporation (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 18, 2012, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Peter A. Inverso
Michele N. Siekerka
Alfred DeBlasio, Jr.
Thomas A. Bracken

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2012.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and “FOR” proposal 2.

	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.				☐

THE SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND THE PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to sign and date this Proxy in the box below	Date

Shareholder sign above	Co-holder (if any) sign above
When shares are held by joint tenants, both should sign.  Executors, administrators, trustees, etc. should give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer.

Detach above card, date, sign and mail in postage paid envelope provided.

ROMA FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above signed be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Company of his or her decision to terminate this Proxy.

The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

ESOP VOTING INSTRUCTION FORM ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 2012	1.	The election as director of the nominees listed with terms to expire in 2015 (except as marked to the contrary below):	☐	☐	☐

The undersigned hereby instructs Pentegra Trust Company, as Trustee of the Roma Bank Employee Stock Ownership Plan (“ESOP”), to vote, as designated below, all shares of Common Stock of Roma Financial Corporation (the “Company”) allocated to the undersigned pursuant to the ESOP as of February 29, 2012, at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 18, 2012, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Peter A. Inverso
Michele N. Siekerka
Alfred DeBlasio, Jr.
Thomas A. Bracken

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS VOTING INSTRUCTION FORM IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2012.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and “FOR” proposal 2.

	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.				☐

If you return this ESOP Voting Instruction Form properly signed, but you do not otherwise specify, shares allocated to your ESOP account will be voted by the ESOP Trustee as directed by the ESOP Plan Committee. If you do not return the Voting Instruction Form, your shares will be voted by the ESOP Trustee, as directed by the ESOP Plan Committee.

Please be sure to sign and date this Voting Instruction Form in the box below	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, date, sign and mail in postage paid envelope provided.

ROMA FINANCIAL CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND RETURN THIS VOTING INSTRUCTION FORM TODAY
IN THE ENCLOSED FORM ADDRESSED TO THE ESOP TRUSTEE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE VOTING INSTRUCTION FORM IN THE ENVELOPE PROVIDED.

401(k) PLAN VOTING INSTRUCTION FORM ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 2012	1.	The election as director of the nominees listed with terms to expire in 2015 (except as marked to the contrary below):	☐	☐	☐

The undersigned hereby instructs Pentegra Trust Company, as Trustee of the Roma Bank 401(k) Savings Plan (the “401(k) Plan”), to vote, as designated below, all shares of Common Stock of Roma Financial Corporation (the “Company”) allocated to the undersigned pursuant to the 401(k) Plan as of February 29, 2012, at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 18, 2012, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Peter A. Inverso
Michele N. Siekerka
Alfred DeBlasio, Jr.
Thomas A. Bracken

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS VOTING INSTRUCTION FORM IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2012.	☐	☐	☐
The Board of Directors recommends a vote “FOR” the above listed nominees and “FOR” proposal 2.
	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.				☐

If you return this 401(k) Voting Instruction Form properly signed, but you do not otherwise specify, or if you do not return the Voting Instruction Form, shares allocated to your 401(k) Plan account will be voted by the Trustee, subject to its fiduciary duties, in the same proportion as those shares of Company stock for which instructions are timely received from all other 401(k) Plan participants.

Please be sure to sign and datethis Voting Instruction Form in the box below	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, date, sign and mail in postage paid envelope provided.

ROMA FINANCIAL CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND RETURN THIS 401(k) VOTING INSTRUCTION FORM TODAY
IN THE ENCLOSED FORM ADDRESSED TO THE 401(k) PLAN TRUSTEE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

March 12, 2012

TO:	Participants in the Roma Bank Employee Stock Ownership Plan (the “ESOP”) and/or Roma Bank 401(k) Savings Plan
(the “401(k) Plan”) collectively, the “Plans”)

RE:	Instructions for voting shares of common stock of Roma Financial Corporation

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Stockholders of Roma Financial Corporation. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Roma Financial Corporation allocated to your account(s) in the Roma Bank ESOP and/or 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, the Annual Report on Form 10-K and the Voting Instruction Cards. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the ESOP and/or 401(k) Plan by marking, dating, signing and retuning the enclosed Proxy/Voting Instruction Card in the envelope provided. In order to be effective, your Voting Instruction Cards must be received by Registrar and Transfer Company no later than April 11, 2012. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees of the Plans.

We urge each of you to vote as a means of participating in the governance of the affairs of Roma Financial Corporation. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares of common stock which have been allocated to you in your account(s) under the ESOP and/or 401(k) Plan. If you also own shares of Roma Financial Corporation common stock outside of the ESOP and/or the 401(k) Plan, you should receive other voting material for those shares owned by you individually. Please return all of your voting material so that all of your shares may be voted.

Sincerely

Peter A. Inverso
President & CEO